                                                                EXHIBIT 4(c)(10)

                                 FIFTH AMENDMENT
                                       TO
                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT


         This FIFTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT ("Fifth Amendment") is made as of this 8th day of March, 2001 by and among Credit Acceptance Corporation, a Michigan corporation ("Company"), the Permitted Borrowers signatory hereto (each, a "Permitted Borrower" and collectively, the "Permitted Borrowers"), Comerica Bank and the other banks signatory hereto (individually, a "Bank" and collectively, the "Banks") and Comerica Bank, as agent for the Banks (in such capacity, "Agent").


                                    RECITALS

         A. Company, Permitted Borrowers, Agent and the Banks entered into that certain Third Amended and Restated Credit Agreement dated as of June 15, 1999, a First Amendment dated as of December 10, 1999, a Second Amendment dated as of April 28, 2000, a Third Amendment dated as of June 13, 2000 and a Fourth Amendment dated as of November 30, 2000 (collectively, the "Credit Agreement") under which the Banks renewed and extended (or committed to extend) credit to the Company and the Permitted Borrowers, as set forth therein.

         B. The Company and the Permitted Borrowers have requested that Agent and the Banks agree to a further amendment to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Fifth Amendment.

         NOW, THEREFORE, Company, Permitted Borrowers, Agent and the Banks agree:

         l.       Section 1 of the Credit Agreement is amended as follows:

         (a)      Those new defined terms set forth on Attachment "A" to this
                           Fourth Amendment are added to the Credit Agreement, and inserted in their appropriate places in alphabetical order.

                  (b) Those existing defined terms identified in Attachment "B" to this Fourth Amendment are amended and restated, in their entirety, as set forth on Attachment B.

         2.       Section 7 of the Credit Agreement shall be amended as follows:

                  (a) Section 7.3(i) is amended and restated in its entirety as follows:

                           "(i) promptly upon the request of Agent or the Majority Banks (acting through Agent) from time to time, a "static pool analysis" which analyzes the performance of any Installment Contracts or Leases transferred, encumbered, reallocated from the Non-Specified Interest to a Specified Interest or otherwise disposed of pursuant to a Permitted Securitization comparable to the static pool analysis required to be delivered pursuant to subparagraph (c) of this Section 7.3; and".

                  (b) Clause (a) of Section 7.4 is amended to add, at the end of such clause (following the word "GAAP"), and Sections 7.5 and 7.6 are amended to add, at the end of the parenthetical phrase contained therein (following the word "GAAP"), the words "other than Debt represented by Intercompany Loans incurred by the English Special Purpose Subsidiary pursuant to the UK Restructuring."

                  (c) Section 7.23 is amended and restated in its entirety as follows:

                           "(a) prior to the transfer to or creation in the name of the Titling Subsidiary of any Leased Vehicles or Leases, execute and deliver additional Collateral Documents (or amendments to the existing Collateral Documents) consisting of a security agreement and pledge encumbering the Company's entire Non-Specified Interest and any related documents or instruments necessary to encumber and/or perfect a security interest in such Collateral, all as determined by and in form and substance satisfactory to the Agent, acting in its capacity as Collateral Agent under the Intercreditor Agreement, and to the Majority Benefited Parties (as defined in the Intercreditor Agreement), in their reasonable discretion;

                           "(b) promptly upon the Company's creation or acquisition of any Significant Domestic Subsidiary,
                           (i) grant a security interest and lien to the Agent, acting in its capacity as Collateral Agent under the Intercreditor Agreement, in the Collateral owned by such Significant Domestic Subsidiary substantially on the terms set forth in the Security Agreement and
                           (ii) pledge to the Agent, acting in its capacity as Collateral Agent under the Intercreditor Agreement, all of the outstanding capital Stock of such Significant Domestic Subsidiary which is owned by the Company or its Subsidiaries in a form satisfactory to the Agent, acting in its capacity as Collateral Agent under the Intercreditor Agreement, in its reasonable discretion, in each case, as security for the Indebtedness; and

                           "(c) before conducting the UK Restructuring, (i) cause each of CAC UK and the English Special Purpose Subsidiary to grant a security interest, lien and charge to the Agent, for and on behalf of the Banks (and not in its capacity as Collateral Agent under the Intercreditor Agreement), in the Collateral described in clause (b) of the definition thereof, as security for all Indebtedness of CAC UK and the other Permitted Borrowers hereunder and (ii) grant a perfected first priority security interest, lien and charge to the Agent, acting in its capacity as Collateral Agent under the Intercreditor Agreement, in the Collateral described in clause (f) of the definition of Collateral, as security for the Indebtedness and the Senior Debt, on substantially the terms of the English Share Charge (subject to local law variations) and otherwise satisfactory in form and substance to the Agent, acting in its capacity as Collateral Agent under the Intercreditor Agreement, and to the Majority Benefited Parties, in their reasonable discretion, provided that, concurrently therewith, Collateral Agent shall have released and discharged (or caused to be released and discharged) the English Share Charge.

         3.       Section 8 of the Credit Agreement is amended, as follows:

                  (a) Section 8.1 is amended to add, at the end of the second line thereof (following the words "capital structure"), the phrase ", other than pursuant to the UK Restructuring, and to redesignate clause "(iii)" as clause "(iv)" and to add a new clause (iii), immediately following the word "Subsidiaries" (in the fifth line thereof):

                           "(iii) the creation, in connection with Permitted Securitizations, of Specified Interests, and the transfer of such Specified Interests to a Special Purpose Subsidiary or other special purpose or limited purpose entity, and the elimination of Specified Interests upon the repayment and discharge of the Advances to Dealers and Leased Vehicles allocated to such Specified Interest in connection with a prior Permitted Securitization or the Debt or similar securities issued with respect thereto".

                  (b) Section 8.3 is amended to add, at the end of such section (following the words "Permitted Securitization(s)"), the words "and other transfers made pursuant to the UK Restructuring, provided that, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing."

                  (c) Clause (d) of Section 8.5 is amended to change the phrase "unsecured overdraft lines of credit" in the second line thereof to read "overdraft lines of credit which are unsecured or are secured solely by a guaranty and/or letter of credit provided by Company or another Subsidiary."

                  (d) Clauses "(e)" and "(f)" of Section 8.5 are redesignated as clauses "(f)" and "(g)", respectively, and new clause (e) is added to Section 8.5, following clause (d), as follows:
                           "(e)(i) Intercompany Loans made pursuant to the UK Restructuring and (ii) other Intercompany Loans, provided, however, that the amount of Intercompany Loans under this clause (ii), when included with Intercompany Loans, Advances and Investments permitted under Section 8.8(d) hereof, complies with such section;"

                  (e) Section 8.7 is amended and restated in its entirety, as follows:

                           "8.7 Acquisitions. Other than (i) any Permitted Acquisition, (ii) any transfer to the Company by any Subsidiary of any assets or business or ownership interests (provided that no cash or other consideration may be paid by Company for such property, except to the extent otherwise permitted by this Agreement) or (iii) any acquisition of any rights or property (including without limitation Specified Interests and Non-Specified Interests) pursuant to a Permitted Securitization or pursuant to the UK Restructuring, purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition."

                  (f) Clause (d) of Section 8.8 is amended to add, at the beginning of clause (d), the words "Intercompany Loans, Advances and Investments made pursuant to the UK Restructuring and", to replace the reference to the word "Investments" (in the first line of such clause) with the words "other Intercompany Loans, Advances and Investments", to replace the reference to the word "Investments" in the third line of such clause with the words "other Intercompany Loans, Advances and Investments (excluding those made pursuant to the UK Restructuring)" and to add, after the first two references in such clause to the word "Subsidiary" (in the first and second lines thereof), the parenthetical phrase, "(excluding the Titling Company or any Special Purpose Subsidiary)".

                  (g) Clauses (i) and (j) of Section 8.8 are redesignated as clauses (j) and (k), respectively, and a new clause (i) is added to Section 8.8, as follows:



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

                           "(i) Intercompany Loans, Advances and Investments by the Company to or in the Titling Subsidiary, each such loan, advance or investment being (x) allocated to the Non-Specified Interest and made by Company in the ordinary course of conducting its leasing business through the Titling Subsidiary, including without limitation any advances or investments made by the Company (acting as administrative agent under the Titling Subsidiary Agreements) to or in the Titling Subsidiary to reacquire Leases and the related leased vehicles as may be required from time to time under the Administrative Agency Agreement, but only to the extent such Leases (and leased vehicles) are allocated to the Non-Specified Interest immediately prior to the making of the related loan, advance or investment or (y) allocated to a Specified Interest and made pursuant to a Permitted Guaranty under clauses (iii)(B), (C) or (D) of the definition thereof."

                  (h) Clause (j) of Section 8.8 (as redesignated) is amended (i) to change the parenthetical in subclause
                           (x) to read "(as servicer or administrative agent)" and (ii) to add, immediately after the words "Permitted Securitization" in subclause (y), the words, "or otherwise required to be repurchased by the applicable Securitization Documents entered into in compliance with the terms of this Agreement".

                  (i) Section 8.9 is amended and restated in its entirety as follows:

                           "8.9 Accounts Receivable and Other Financial Assets. Except to Agent, in its capacity as Agent for and on behalf of the Banks or in its capacity as Collateral Agent under the Intercreditor Agreement or pursuant to a Permitted Transfer or pursuant to or in connection with a Permitted Securitization or pursuant to the UK Restructuring, sell or assign or reallocate from the Non-Specified Interest to a Specified Interest any account, note, trade acceptance receivable, lease or other financial asset, if the sum of (i) the face value of the accounts, notes or trade acceptance receivables, leases or other financial assets proposed to be transferred, plus (ii) the face value of the accounts, notes or trade acceptance receivables, leases or other financial assets transferred by the Company and its Subsidiaries during the current fiscal year of the Company (other than pursuant to the UK Restructuring) would exceed five percent (5%) of the aggregate face value of the accounts, notes, trade acceptance receivables, leases and other financial assets of the Company and its Subsidiaries determined on a Consolidated Basis as of the end of the most recently concluded fiscal year of Company, prior to giving effect to any such transfer."

                  (j) Section 8.11 is amended to add (in the twelfth line thereof), following the word "Leases", the words "or Specified Interests," and, following the word "encumbered", the words "or otherwise disposed of".

                  (k) Section 8.12 is amended to add, in the second line thereof (following the words "Permitted Senior Note Prepayment"), the words "and for prepayments of Intercompany Loans made pursuant to the UK Restructuring".

                  (l) New Section 8.17 is added to the Credit Agreement, as follows: "8.17 Amendments to Titling Subsidiary Agreements. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) in any material respect adverse to the Banks, any of the Titling Subsidiary Agreements or any other documents or instruments relating to the establishment or operation of the Titling Subsidiary. For purposes of such documents or instruments, any amendments to or changes in the provisions relating to the creation or transfer of Specified Interests and the allocation or reallocation of financial assets or other property thereto, and any amendment, modification, resignation or removal whereby the Company shall cease to be the founding member of or otherwise cease to control the Titling Subsidiary or cease to be the administrative agent under the Administrative Agency Agreement shall (without reducing the scope of this Section 8.17) be deemed to be materially adverse to the Banks."

                  (m) New Section 8.18 is added to the Credit Agreement, as follows:

                           "8.18 Special Leasing Covenants. Except for Leases with respect to motor vehicles located outside the United States of America and its territories and possessions (which shall be originated by the Company or a Subsidiary, in its own name or using an assumed name), (a) originate and hold Leases other than (x) in the Company's own name or by the Company, but under the assumed name "CAC Auto Leasing" or "AutoNet Finance.com", (y) in the name of AutoNet Finance Company.com, Inc. or CAC Leasing, Inc. to the extent applicable state law prohibits the Company from originating Leases in such state using an assumed name, or (z) in the name of the Titling Subsidiary; and (b) except in connection with a Permitted Securitization, allocate or reallocate Leases, Leased Vehicles or other financial assets to a Specified Interest."

         4. Section 9.1(f) of the Credit Agreement is amended and restated in its entirety, as follows:

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

                           "(f) default in the payment of any other obligation of Company, its Subsidiaries or any of the Permitted Borrowers for borrowed money in an aggregate amount in excess of Two Million Dollars ($2,000,000), or the equivalent thereof in an Alternative Currency; or default in the observance or performance of any conditions, covenants or agreements related or given with respect to any other obligations for borrowed money in an aggregate amount in excess of Two Million Dollars ($2,000,000), or the equivalent thereof in an Alternative Currency, sufficient to permit the holder thereof to accelerate the maturity of such obligation or, with respect to the Securitization Documents, (i) the occurrence (beyond any applicable period of grace or cure) of any "servicer event of default" thereunder or (ii) the occurrence of any other default (beyond any applicable period of grace or cure) by Company or any of its Subsidiaries, including any Special Purpose Subsidiary, under the Securitization Documents, which can be reasonably expected to result in recourse liability against the Company or any of its Subsidiaries (other than a Special Purpose Subsidiary) in an aggregate amount exceeding $2,000,000 or, with respect to the Administrative Agency Agreement, the occurrence (beyond any applicable period of grace or cure) of any "administrative agent event of default" thereunder relating to or otherwise enforceable by the holder of a Specified Interest."

         5. Replacement Schedule 6.15 (Litigation) to the Credit Agreement set forth on Attachment C hereto shall replace, in its entirety, existing Schedule 6.15 to the Credit Agreement.

         6. This Fifth Amendment shall become effective, according to the terms and as of the date hereof, upon satisfaction by the Company and the Permitted Borrowers, on or before March 16, 2001, of the following conditions:

                  (a) Agent shall have received counterpart originals of this Fifth Amendment, in each case duly executed and delivered by Company, the Permitted Borrowers and the requisite Banks, in form satisfactory to Agent and the Banks;

                  (b) Agent shall have received from the Company and each of the Permitted Borrowers a certification (i) that all necessary actions have been taken by such parties to authorize execution and delivery of this Fifth Amendment, supported by such resolutions or other evidence of corporate authority or action as reasonably required by Agent and the Majority Banks and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this Fifth Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Fifth Amendment;

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

                  (c) Agent shall have received, with a copy for each of the Banks, (i) amendments to the Senior Debt Documents (making changes comparable to those set forth herein) executed and delivered by the Company and the requisite holders of the Senior Debt, such amendments to be in form and substance satisfactory to the Agent and the Majority Banks and (ii) related amendments to the Collateral Documents, in form and substance acceptable to the Agent acting in its capacity as Collateral Agent under the Intercreditor Agreement, in its reasonable discretion; and

                  (d) the Company shall have paid to each of the Banks a work fee in the amount of $7,500.

                  If the foregoing conditions have not been satisfied or waived on or before March 16, 2001, this Fifth Amendment shall lapse and be of no further force and effect.

         7. Each of the Company and the Permitted Borrowers ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.22, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

         8. Except as specifically set forth above, this Fifth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

         9. Unless otherwise defined to the contrary herein, all capitalized terms used in this Fifth Amendment shall have the meaning set forth in the Credit Agreement.

         10. This Fifth Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.

         11. Comerica Bank - Canada having been designated by Comerica Bank, in its capacity as swing line bank (and as a Bank) under the Credit Agreement to fund Comerica Bank's advances in $C pursuant to Section 11.12 of the Credit Agreement, has executed this Fifth Amendment to evidence its approval of the terms and conditions thereof.

         12. Pursuant to Section 3(g) of the Intercreditor Agreement, the Banks hereby authorize Comerica Bank, acting in its capacity as Collateral Agent under the Intercreditor Agreement, to release the English Share Charge, provided that concurrently therewith, the Company shall have granted to the Collateral Agent a first priority security interest, lien and charge in not less than 65% of the aggregate partnership interests of the Scottish Partnership as required under
                  Section 7.23(c) of the Credit Agreement.

         13. This Fifth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.


                     [SIGNATURES FOLLOW ON SUCCEEDING PAGES]

         WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK,                              CREDIT ACCEPTANCE CORPORATION
  as Agent


By:/S/ Scottie S. Knight                     By: /S/ Douglas W. Busk
   ------------------------------------             --------------------------------


Its: Vice President                          Its: Chief Financial Officer
    -----------------------------------             --------------------------------

One Detroit Center
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Scottie Knight


COMERICA BANK - CANADA                      CREDIT ACCEPTANCE CORPORATION
                                            UK LIMITED


By:/S/ Robert C. Rosen                      By:/S/ Douglas W. Busk
   ------------------------------------        -------------------------------------

Its: Vice President                         Its: Treasurer
    -----------------------------------        -------------------------------------



                                            CAC OF CANADA LIMITED



                                            By:/S/ Douglas W. Busk
                                              --------------------------------------

                                            Its: Treasurer
                                                 -----------------------------------



                                            CREDIT ACCEPTANCE CORPORATION
                                            IRELAND LIMITED



                                            By:/S/ Douglas W. Busk
                                              --------------------------------------

                                            Its: Treasurer
                                                 -----------------------------------


BANKS:

COMERICA BANK                               NATIONAL CITY BANK OF MINNEAPOLIS


By:/S/ Scottie S. Knight                    By: /S/ Steve Berglund
  ---------------------------------            -----------------------------


Its: Vice President                         Its: Vice President
    -------------------------------            -----------------------------




LASALLE BANK NATIONAL                       BANK OF AMERICA, N.A.
ASSOCIATION



By:/S/ Daniel Garces                        By: /S/ Elizabeth Kurilecz
-----------------------------------            ----------------------------------

Its: AVP                                    Its: Managing Director
   --------------------------------             ---------------------------------



HARRIS TRUST AND SAVINGS BANK                UNION BANK OF CALIFORNIA, N.A.



By:/S/ Michael S. Cameli                     By: /S/ Robert C. Nagel
  ---------------------------------             --------------------------------
Its: Vice President                              Its:  Vice President
   --------------------------------             ---------------------------------



                                                             SIGNATURE PAGE FOR
                                                             CAC FIFTH AMENDMENT

                                  ATTACHMENT A

                                [NEW DEFINITIONS]


         "Administrative Agency Agreement" is referred to in the definition of Titling Subsidiary Agreements.

         "English Share Charge" is referred to in the definition of Collateral Documents.

         "English Special Purpose Subsidiary" shall mean a Special Purpose Subsidiary established by the Company, as part of the UK Restructuring, under the laws of England.

         "Intercompany Loans" shall mean any loan or advance in the nature of a loan by the Company to any Subsidiary or by any Subsidiary to any other Subsidiary or to the Company."

         "Intercompany Loans, Advances and Investments" shall mean any Intercompany Loan and any other advance or Investment by the Company to a Subsidiary or by any Subsidiary to the Company or any other Subsidiary.

         "Luxembourg Subsidiary" shall mean a wholly-owned direct or indirect Subsidiary of the Company organized under the laws of Luxembourg.

         "Non-Specified Assets" is defined in the Titling Subsidiary Agreements.

         "Non-Specified Interest" is defined in the Titling Subsidiary
Agreements.

         "Scottish Partnership" shall mean a partnership established by the Company under the laws of Scotland pursuant to the UK Restructuring whose partners consist of the Company and CAC Nevada or another Domestic Subsidiary.

         "Security Agreement" shall mean that certain Security Agreement dated as of December 15, 1998 executed and delivered by Company in favor of the Agent, in its capacity as Collateral Agent under the Intercreditor Agreement, encumbering the Collateral specified in clauses (a), (b) and (c) of the definition of Collateral, as amended from time to time.

         "Specified Assets" is defined in the Titling Subsidiary Agreements.

         "Specified Interest" is defined in the Titling Subsidiary Agreements.

         "Titling Subsidiary" shall mean Auto Lease Services LLC, a Delaware limited liability company controlled by the Company and a direct Subsidiary of the Company.

         "Titling Subsidiary Agreements" shall mean that certain Limited Liability Company Agreement of the Titling Subsidiary, dated and effective as of March 1, 2001 (and the related Certificate of Formation, as therein defined), and that certain Administrative Agency Agreement, dated and effective as of March 1, 2001 among the Company and the Titling Subsidiary, each as amended (subject to the terms hereof) from time to time.

         "UK Restructuring" shall mean (i) the creation by the Company of the Scottish Partnership, the Luxembourg Subsidiary and the English Special Purpose Subsidiary, (ii) the Company's capitalization of the Scottish Partnership with CAC UK stock, (iii) Intercompany Loans from time to time from the Company to the Scottish Partnership in an amount substantially equivalent to the fair market value of assets being transferred to the English Special Purpose Subsidiary at such time by CAC UK, provided that such Intercompany Loans are substantially contemporaneously repaid pursuant to clauses (ix) and (x) of this definition,
(iv) the contribution of a nominal amount of capital to the Luxembourg Subsidiary, (v) the contributions to capital by the Scottish Partnership to the English Special Purpose Subsidiary out of the proceeds of the Company's contemporaneous loan to the Scottish Partnership under clause (iii) of this definition, (vi) Intercompany Loans from time to time by the Scottish Partnership to the Luxembourg Subsidiary out of the proceeds of the Company's contemporaneous loan to the Scottish Partnership under clause (iii) of this definition, (vii) Intercompany Loans from time to time by the Luxembourg Subsidiary to the English Special Purpose Subsidiary substantially equal to the contemporaneous loans made to the Luxembourg Subsidiary by the Scottish Partnership, (viii) transfers from time to time of Advances to Dealers (and its rights in the related Installment Contracts or Leases) by CAC UK to the English Special Purpose Subsidiary for cash consideration in an amount substantially equivalent to the fair market value of the assets being transferred to the English Special Purpose Subsidiary at such time by CAC UK, (ix) dividends from CAC UK to Scottish partnership in an amount substantially equal to the cash received by CAC UK in exchange for the assets transferred at such time to the English Special Purpose Subsidiary, and (x) repayments from time to time of the Intercompany Loans (referred to in clause (iii) of this definition) by the Scottish Partnership to the Company.

                                  ATTACHMENT B

                       [AMENDED AND RESTATED DEFINITIONS]

         "Cleanup Call(s)" shall mean:

         (a) in the case of an optional cleanup call, a cleanup call to be exercised at the option of the Company, the Titling Subsidiary or a Special Purpose Subsidiary under the terms of the applicable Permitted Securitization (provided that, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing when such option is exercised), in an amount not in excess of (i) Fifteen Percent (15%) of the initial amount received by the Company, the Titling Subsidiary or a Special Purpose Subsidiary pursuant to such Permitted Securitization (before fees and other deductions), it being understood that, for purposes of the calculation under clause (a)(i) of this definition, each tranche of a multi-tranche Permitted Securitization shall be considered a separate Permitted Securitization or (ii) in the case of any Securitization Transaction structured on a revolving basis, fifteen percent (15%) of the maximum aggregate availability at any time to Company, the Titling Subsidiary or a Special Purpose Subsidiary, each such optional cleanup call to be accompanied (x) by the repurchase of or release of encumbrances on Advances to Dealers, Leased Vehicles, Installment Contracts (whether assigned outright or related to Advances to Dealers) or Leases (whether assigned outright or related to Leased Vehicles), as the case may be, previously transferred or encumbered pursuant to such Permitted Securitization in an amount equal to at least the amount of such cleanup call, or (y) if such Leased Vehicles or Leases are held by the Titling Subsidiary, by the reallocation of such Leases and Leased Vehicles from the applicable Specified Interest to the Non-Specified Interest in an amount equal to at least the amount of such clean-up call; and

         (b) in the case of a mandatory cleanup call, a mandatory cleanup call to be exercised at the option of the investors under the terms of the applicable Permitted Securitization, in an amount not in excess of
         (i) Two and One-Half Percent (2 1/2%) of the aggregate amount received by the Company, the Titling Subsidiary or a Special Purpose Subsidiary pursuant to the Permitted Securitization to which such mandatory cleanup call relates (before fees and other deductions), it being understood that, for purposes of the calculation under clause (b)(i) of this definition, all tranches of a multi-tranche Permitted Securitization shall be considered one Permitted Securitization or (ii) in the case of any Securitization Transaction structured on a revolving basis, Two and One-Half Percent (2 1/2%) of the maximum aggregate availability at any time to Company, the Titling Subsidiary or a Special Purpose Subsidiary, each such mandatory Cleanup Call to be accompanied (x) by the repurchase of or release of encumbrances on Advances to Dealers, Leased Vehicles, Installment Contracts (whether assigned outright or related to Advances to Dealers) or Leases (whether assigned outright or related to Leased Vehicles), as the case may be, previously transferred or encumbered pursuant to such

                                                                  [ATTACHMENT B]

         Permitted Securitization in an amount equal to at least the lesser of
         (A) the amount of such cleanup call or (B) the book value at the time of such cleanup call of the Advances to Dealers, Leased Vehicles, Installment Contracts or Leases previously transferred or encumbered pursuant to such Permitted Securitization, or (y) if such Leased Vehicles or Leases are held by the Titling Subsidiary, by the reallocation of such Leases and Leased Vehicles from the applicable Specified Interest to the Non-Specified Interest in an amount equal to at least the lesser of (A) the amount of such clean-up call or (B) the book value at the time of such cleanup call of the Leased Vehicles and Leases currently held in such Specified Interest.

         "Collateral" shall mean (a) all right, title and interest of each of the Company and each of its Significant Domestic Subsidiaries in, to and under its accounts, inventory, machinery, equipment, contract rights, chattel paper, general intangibles, including without limitation Advances to Dealers, Leased Vehicles, Dealer Agreements (and any amounts advanced to or liens granted by Dealers thereunder), Installment Contracts, Leases and related financial property (such Dealer Agreements, Advances to Dealers and the Installment Contracts, Leases, accounts, contract rights, chattel paper and general intangibles relating to such Dealer Agreements, Advances to Dealers and Leased Vehicles, being subject to the rights, if any, of Dealers under Dealer Agreements), and computer records and software relating thereto, whether now owned or hereafter acquired by such Person, (b) all right, title and interest of CAC UK and of the English Special Purpose Subsidiary, as the case may be in, to and under its accounts, inventory, contract rights, chattel paper, general intangibles, including without limitation Advances to Dealers, Leased Vehicles, Dealer Agreements (and any amounts advanced to or liens granted by Dealers thereunder), Installment Contracts, Leases and related financial assets (such Dealer Agreements, Advances to Dealers, and the Installment Contracts, Leases, accounts, contract rights, chattel paper and general intangibles relating thereto) being subject to the rights, if any, of Dealers under Dealer Agreements (and, computer records and software relating thereto, whether now owned or hereafter acquired), (c) the entire Non-Specified Interest at any time held by the Company, (d) one hundred percent (100%) of the share capital of each Significant Domestic Subsidiary of the Company (whether direct or indirect), (e) not less than sixty-five percent (65%) of the share capital of CAC UK pursuant to the English Share Charge (referred to in the definition of Collateral Documents) unless and until released according to the terms of the Fifth Amendment, and (f) not less than sixty-five percent (65%) of the aggregate partnership interests of the Scottish Partnership, and all proceeds and products of the foregoing.

         "Collateral Documents" shall mean (i) that certain Security Agreement dated as of December 15, 1998 and executed and delivered by Company in favor of the Agent, as Collateral Agent pursuant to the Intercreditor Agreement, and encumbering the property described therein (as amended and/or amended and restated pursuant to the Fifth Amendment), (ii) that certain Deed of Charge ("the English Share Charge") dated as of December 17, 1998 and executed and delivered by Company in favor of the Agent, as Collateral Agent pursuant to the Intercreditor Agreement, and encumbering the property described therein (unless and until such share charge has been released according to the terms of Section 7.23(c) hereof), (iii) those certain fixed or

                                                                  [ATTACHMENT B]
floating charges or other security documents to be executed and delivered under the Fifth Amendment by CAC UK and the English Special Purpose Subsidiary in favor of the Agent, for and on behalf of the Banks (and not as Collateral Agent pursuant to the Intercreditor Agreement) and encumbering the property described in clause (b) of the definition of Collateral and (iv) those certain lien, charge or other security documents to be executed and delivered under the Fifth Amendment by the Company in favor of the Agent, as Collateral Agent pursuant to the Intercreditor Agreement and encumbering the Collateral described in clause
(f) of the definition of Collateral, and all other security documents (including, without limitation, financing statements, stock powers, acknowledgments, registrations, joinders and the like) executed by the Company or any of its Subsidiaries and delivered to the Agent, as Collateral Agent (as aforesaid), as of the date thereof or, from time to time, subsequent thereto in connection with such security documents, this Agreement or the other Loan Documents, as such security documents may be in each case amended or further amended (subject to the Intercreditor Agreement) from time to time.

         "Equity Offering" shall mean the issuance and sale for cash, on or after the Effective Date by Company or any of its Subsidiaries of additional capital stock or other equity interests, other than upon the exercise of employee and dealer stock options pursuant to stock option plans maintained or offered by the Company or its Subsidiaries in the ordinary course of business and not in anticipation of any sale of capital stock or equity interests to the general public, and other than the creation or disposition of any interest in the Titling Subsidiary.

         "Leased Vehicles" shall mean, as of any applicable date of determination, the Dollar Amount of advances in respect of Leases, as such amount would appear in the footnotes to the financial statements of the Company and its Subsidiaries prepared in accordance with GAAP or, if specifically identified, elsewhere in such financial statements, net of depreciation on the motor vehicles which are covered by Leases with respect to which such Leased Vehicles are attributable (and if such amount is not shown net of such reserves, then net of any reserves established by the Company as an Allowance for Credit Losses related to such advances not expected to be recovered), provided that Leased Vehicles shall not include (a) the amount of any such advances attributable to any Leases transferred or encumbered or reallocated from the Non-Specified Interest to a Specified Interest pursuant to a Permitted Securitization (whether or not attributable to the Company under GAAP) unless and until such advances (and the related Leases) are either reassigned to the Company or a Subsidiary of the Company (other than the Titling Subsidiary) or such encumbrances are discharged, or such advances (and the related Leases and vehicles) are reallocated from the applicable Specified Interest to the Non-Specified Interest or (b) Charged-Off Advances, to the extent that such Charged-Off Advances (i) exceed the portion of the Company's Allowance for Credit Losses related to reserves against such advances not expected to be recovered, as such allowance would appear in the footnotes to the financial statements of the Company and its Subsidiaries prepared in accordance with GAAP at such time or if specifically identified, elsewhere in such financial statements and (ii) have not already been eliminated in the determination of Leased Vehicles. For purposes of this definition, "Charged-off Advances" shall mean those Leased Vehicles which the Company or any of its

                                                                  [ATTACHMENT B]

Subsidiaries has determined, based on the application of a static pool or comparable analysis or otherwise, are completely or partially impaired, to the extent of such impairment.

         "Lease(s)" shall mean the retail agreements for the lease of motor vehicles assigned outright by Dealers to Company or a Subsidiary of Company or written by a Dealer in the name of the Company or a Subsidiary of Company (and funded by Company or such Subsidiary) or assigned by Dealers to Company or a Subsidiary of Company, as nominee for the Dealer, for administration, servicing and collection, in each case pursuant to an applicable Dealer Agreement; provided, however, that to the extent the Company or any Subsidiary transfers or encumbers its interest in any Leases or reallocates such Leases from the Non-Specified Interest to a Specified Interest pursuant to a Permitted Securitization, such Leases shall, from and after the date of such transfer or encumbrance or such reallocation, cease to be considered Leases under this Agreement (reducing the amount of Leased Vehicles by the outstanding amount of Leased Vehicles attributable to such Leases) unless and until such Leases are reassigned to Company or a Subsidiary of the Company (other than the Titling Subsidiary) or such encumbrances have been discharged or such Leases are reallocated from the applicable Specified Interest to the Non-Specified Interest.

         "Net Leased Vehicle Dealer Holdbacks" shall mean, as of any date of determination thereof, with respect to Dealer Agreements relating to Leases, amounts due to Dealers at such time from collections of Leased Vehicles by the Company or any Subsidiary (other than with respect to Leases which have been transferred or encumbered or reallocated from the Non-Specified Interest to a Specified Interest pursuant to a Permitted Securitization and (x) have not been reassigned to the Company or a Subsidiary of the Company or the encumbrances on which have not been discharged or (y) have not been reallocated from the applicable Specified Interest to the Non-Specified Interest) pursuant to the applicable Dealer Agreements.

         "Permitted Acquisition" shall mean any acquisition by the Company or any of its Subsidiaries (other than the Titling Subsidiary or any Special Purpose Subsidiary) of assets, businesses or business interests or shares of stock or other ownership interests of or in any Person conducted in accordance with the following requirements:

                  (a) not less than twenty (20) nor more than ninety (90) days prior to the commencement of each such proposed acquisition, the Company provides written notice thereof to Agent (with drafts of all material documents pertaining to such proposed acquisition to be furnished to Agent within not less than twenty (20) days prior to such proposed acquisition);

         (b) on the date of any such acquisition, all necessary or appropriate governmental, quasi-governmental, agency, regulatory or similar approvals of applicable jurisdictions (or the respective agencies, instrumentalities or political subdivisions, as applicable, of such jurisdictions) and all necessary or appropriate non-governmental and other third-party approvals which, in each case, are

                                                                  [ATTACHMENT B]
                  material to such acquisition have been obtained and are in effect, and the Company and its Subsidiaries are in full compliance therewith, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made;

         (c) the aggregate value of all of such acquisitions, including the value of any proposed new acquisition, conducted while this Agreement remains in effect as Permitted Acquisitions (but excluding any acquisition conducted with the specific written approval of the Majority Banks, and not as a Permitted Acquisition hereunder) computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by the Company or its Subsidiaries with respect thereto, including all indebtedness which is assumed or to which such assets, businesses or business or ownership interests or shares, or any Person so acquired, is subject, shall not exceed Ten Million Dollars ($10,000,000) (or the Alternative Currency equivalent thereof, if applicable), determined as of the date of such acquisition;

         (d) within thirty (30) days after any such acquisition has been completed the Company shall deliver to the Agent executed copies of all material documents pertaining to such acquisition, and the Company, its Subsidiaries and any of the corporate entities involved in such acquisition shall execute or cause to be executed, and provide or cause to be provided to Agent, for the Banks, such documents and instruments (including without limitation, the Guaranties as required by Section 7.22 hereof, and opinions of counsel, amendments, acknowledgments, consents and evidence of approvals or filings) as reasonably requested by Agent, if any; and

         (e) both immediately before and after such acquisition, no Default or Event of Default (whether or not related to such acquisition), has occurred and is continuing.

         "Permitted Guaranties" shall mean (i) any guaranties or other support provided by the Company, for the benefit of the Permitted Borrowers, covering any overdraft lines of credit or similar credit arrangements maintained by the Permitted Borrowers or Arlington Investment Company under Section 8.5(d) hereof,
(ii) any guaranties provided by a Significant Subsidiary of the Company of the Debt outstanding to the Noteholders or the Future Debt Holders, provided that concurrently with the giving of any such guaranty, such Subsidiary shall enter into a Guaranty on substantially similar terms and providing an equal and ratable benefit to the Banks or (iii) any agreement or other undertaking by the Company, as servicer or administrative agent of the Installment Contracts or Leases covered by a Permitted Securitization or as administrative agent for the Titling Subsidiary under the Titling Subsidiary Agreements, (A) to advance funds equal to the interest component of obligations issued as part of a Permitted Securitization and

                                                                  [ATTACHMENT B]
payable from collections on such Installment Contracts or Leases or (B) to advance funds, upon the expiration or termination of a Lease held by the Titling Subsidiary or a Lease included in a Permitted Securitization, in the amount the Company and its Subsidiaries expect to receive upon the sale or other disposition of the vehicle subject to such Lease or (C) to advance funds equal to any portion of the "constant yield payment" (as defined in the Administrative Agency Agreement or the applicable Securitization Documents) due in any particular period which was not received with respect to a Lease held by the Titling Subsidiary or a securitized Lease, such payments in the case of each of subclauses (A), (B) and (C) of this clause (iii), to be repayable to Company on a priority basis from such collections, sales or other dispositions, provided that the aggregate amount of such advances under subclause (A), (B), and (C) of this clause (iii) at any time outstanding shall not exceed $1,500,000 or (D) to transfer funds to the Titling Subsidiary to reacquire Leases (and the related leased vehicles) as may be required from time to time under the Administrative Agency Agreement, but only to the extent such Leases (and leased vehicles) are allocated to a Specified Interest immediately prior to the making of the related transfer.

         "Permitted Securitization(s)" shall mean each transfer or encumbrance (each a "disposition") of specific Advances to Dealers or Leased Vehicles funded under Back-End Dealer Agreements (and any interest in or lien on the Installment Contracts, Leases, motor vehicles or other rights relating thereto) or of specific Installment Contracts or Leases (and any interest in or lien on motor vehicles or other rights relating thereto) arising under Outright Dealer Agreements and each transfer or encumbrance (also, a "disposition") of a Specified Interest (and the reallocation of Leased Vehicles, Leases and related financial assets from the Non-Specified Interest to such Specified Interest in connection therewith), in each case by the Company or one or more of its Subsidiaries to a Special Purpose Subsidiary conducted in accordance with the following requirements:

         (a) Each disposition shall identify with reasonable certainty the specific Advances to Dealers, Leased Vehicles, Installment Contracts or Leases covered by such disposition; and such Advances to Dealers or Leased Vehicles (and the Installment Contracts, Leases, motor vehicles or other rights relating thereto) and the Installment Contracts and Leases shall have performance and other characteristics so that the quality of such Advances to Dealers, Leases Vehicles, Installment Contracts or Leases, as the case may be, is comparable to, but not materially better than, the overall quality of the Company's Advances to Dealers, Leased Vehicles, Installment Contracts or Leases, as applicable, as determined in good faith by the Company in its reasonable discretion;

         (b) (i) The disposition of Advances to Dealers, Leased Vehicles, Installment Contracts or Leases will not result in the aggregate principal amount of Debt at any time outstanding, and (without duplication) of similar securities at any time issued and outstanding (other than subordinated securities issued to and held by the Company or a Subsidiary), of any Special Purpose Subsidiaries pursuant to Permitted Securitizations exceeding $125,000,000, which amount may be

                                                                  [ATTACHMENT B]
                  readvanced and reborrowed and (ii) the Company or the Subsidiary disposing of Advances to Dealers, Leased Vehicles, Installment Contracts or Leases (directly, or by the transfer or encumbrance or other disposition of a Specified Interest) to a Special Purpose Subsidiary pursuant to such Permitted Securitization shall itself actually receive (substantially contemporaneously with such disposition) cash from each disposition of such financial assets in connection with any such Securitization Transaction in an amount not less than Seventy-Five Percent (75%) of the sum of (A) the amount of such Advances to Dealers, (B) the amount of Net Installment Contract Receivables in respect of Installment Contracts arising under Outright Dealer Agreements, and (C) the amount of Leased Vehicles, in each case determined on the date of such Securitization Transaction;

                  (c) Each such disposition shall be without recourse (except to the extent of normal and customary representations and warranties given as of the date of each such disposition, and not as continuing representations and warranties) and otherwise on normal and customary terms and conditions for comparable asset-based securitization transactions, which may include Cleanup Call provisions;

                  (d) Concurrently with each such disposition, the aforesaid net proceeds shall be applied to reduce the principal balance outstanding under the Revolving Credit (to the extent then outstanding, and including the aggregate amount of drawings made under any Letter of Credit for which the Agent has not received full payment) by the amount of such net proceeds, subject to the right to reborrow in accordance with this Agreement; provided, however, that to the extent that, on the date any reduction of the principal balance outstanding under the Revolving Credit shall be required under this clause (d), the Indebtedness under the Revolving Credit is being carried, in whole or in part, at the Euro Currency-based Rate and no Default or Event of Default has occurred and is continuing, the Company may, after prepaying that portion of the Indebtedness then carried at the Prime-based Rate, deposit the amount of such required principal reductions in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Majority Banks and, subject to the terms and conditions of such cash collateral account, sums on deposit therein shall be applied (until exhausted) to reduce the principal balance of the revolving credit on the last day of each Interest Period attributable to the applicable Eurocurrency-based Advances of the Revolving Credit;

         (e) Each such Securitization Transaction shall be structured on the basis of the issuance of non-recourse Debt or other similar securities by the Special Purpose Subsidiary;

                                                                  [ATTACHMENT B]

                  (f) Before conducting a Permitted Securitization, Agent shall have received, to the extent the applicable Senior Debt Documents require amendment or consent in order to effect such Permitted Securitization, copies of amendments to or consents under the Senior Debt Documents executed and delivered by the Company and the requisite holders of the Senior Debt reflecting such amendments or consents; and

         (g) Both immediately before and after such disposition, no Default or Event of Default (whether or not related to such disposition) has occurred and is continuing.

         In connection with each Permitted Securitization conducted hereunder, not less than ten (10) Business Days prior to the date of consummation thereof, the Company shall provide to the Agent and each of the Banks
         (i) a schedule in the form attached hereto as Exhibit K identifying the specific Installment Contracts or Leases or the Advances to Dealers or Leased Vehicles (and providing collection information regarding the related Installment Contracts or Leases) proposed to be covered by such transaction (with evidence supporting its determination under subparagraph (a) of this definition, including without limitation a "static pool analysis" comparable to the static pool analysis required to be delivered under Section 7.3(c) hereof with respect to such Installment Contracts or Leases) and (ii) proposed drafts of the material Securitization Documents covering the applicable securitization (and the term sheet or commitment relating thereto) and within five (5) Business Days following the consummation thereof, the Company shall have provided to Agent and each Bank copies of the material Securitization Documents, as executed, including an updated schedule, substantially in the form of the schedule delivered under clause (i) above, identifying the financial assets actually covered by such transaction (and, if such financial assets are materially different, as reasonably determined by the Company, from those shown in the schedule delivered under clause (i), above, collection information and evidence supporting its determination under subparagraph (a) of this definition, including a comparable "static pool analysis," as aforesaid, with respect to such financial assets).

         "Permitted Transfer(s)" shall mean (i) any sale, assignment, transfer or other disposition of inventory or worn-out or obsolete machinery, equipment or other such personal property in the ordinary course of business, (ii) any transfer of property by a Subsidiary to the Company, (iii) the transfer of the Teletrack name (owned by the Company) in connection with the sale of Teletrack, Inc., approved by the Banks under the Prior Credit Agreement, (iv) the sale of the business of Arlington Investment Company and/or any of its subsidiaries for net proceeds totaling at least $4,000,000 in cash (all of which net proceeds are used to reduce Debt outstanding under this Agreement), pursuant to (x) the sale of all or substantially all of the assets of Arlington Investment Company and/or any of its subsidiaries or divisions, (y) the sale of all of the capital stock of Arlington Investment Company and/or any of its subsidiaries or (z) the merger of Arlington Investment Company and/or any of its subsidiaries with and into any Person

                                                                  [ATTACHMENT B]
other than the Company or any Subsidiary; in each case, immediately prior to and immediately after the consummation of which, and after giving effect thereto, no Default or Event of Default would exist; and (v) any transfer of the capital stock of a Special Purpose Subsidiary to the Company or to any other Subsidiary which is not a Special Purpose Subsidiary.

         "Securitization Transaction" shall mean a transfer of, or grant of a Lien on, Advances to Dealers, Leased Vehicles, Installment Contracts, Leases, accounts receivable and/or other financial assets by the Company or any Subsidiary to a Special Purpose Subsidiary or other special purpose or limited purpose entity or the reallocation of Leases and Leased Vehicles (and related financial assets) by the Company or any Subsidiary from the Non-Specified Interest to a Specified Interest and the transfer of a Specified Interest to a Special Purpose Subsidiary or other special purpose or limited purpose entity and the issuance (whether by such Special Purpose Subsidiary or other special purpose or limited purpose entity or any other Person) of Debt or of any securities secured directly or indirectly by interests in, or of trust certificates, Specified Interests or other securities directly or indirectly evidencing interests in, such Advances to Dealers, Leased Vehicles, Installment Contracts, Leases, accounts receivable and/or other financial assets.

         "Significant Subsidiary(ies)" shall mean, as of any date of determination, any Subsidiary other than any Special Purpose Subsidiary which is a Permitted Borrower or which has total assets (but excluding in the calculation of total assets, for any Domestic Subsidiary, any assets which constitute Intercompany Loans, advances, or extensions of credit by such Subsidiary to Company outstanding from time to time and any assets which are acquired or arise pursuant to a Permitted Securitization, including any equity interest in a Special Purpose Subsidiary) [this change retroactive to March 31, 1997] in excess of five percent (5%) of Company's Consolidated Tangible Net Worth, determined as of the end of each fiscal quarter based upon the financial statements required to be delivered under Section 7.3(b) or 7.3(c) hereof, as the case may be (and giving effect to any changes in net worth shown in such financial statements on the required date of delivery thereof); provided, however, that none of the Titling Subsidiary, the English Special Purpose Subsidiary, the Scottish Partnership or the Luxembourg Subsidiary shall be a Significant Subsidiary, whether or not it satisfies the aforesaid net worth test.

         "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership (whether general or limited) or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall include the Titling Subsidiary and shall refer to each Person which is a Subsidiary of the Company and "100% Subsidiary(ies) shall mean any Subsidiary whose stock or partnership, membership or other equity interests (other than directors' or qualifying

                                                                  [ATTACHMENT B]
shares or other interests to the extent required under applicable law) are owned directly or indirectly entirely by the Company and/or any of the Permitted Borrowers.

                                       10

                                                                  [ATTACHMENT B]